UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report:  August 26, 2010
(Date of earliest event reported)

VASOMEDICAL, INC.
(Exact name of registrant as specified in its charter)

Delaware	0-18105	11-2871434
(State or other jurisdiction	(Commission File	(IRS Employer
of incorporation)	Number)	Identification No.)

180 Linden Avenue, Westbury, New York	11590
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:                         (516) 997-4600

_________________________________________________
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)
[ ]	Pre-commencement to communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4c)

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b)           At a meeting held on August 26, 2010, the Board of Directors of the Company accepted the resignation of David Tarachand Singh as its Chief Financial Officer.

(c)            On August 26, 2010, the Board of Directors appointed Jonathan P. Newton as its Chief Financial Officer, effective September 1, 2010.  Mr. Newton replaces Dr. Jun Ma who was appointed in that capacity on an interim basis on August 26, 2010.   Mr. Newton will be compensated at the annual rate of $140,000 and will serve at the pleasure of the Board of Directors.  From June 2006 to August 2010, Mr. Newton was Director of Budgets and Financial Analysis for Curtiss-Wright Flow Control.   His responsibilities included the development of sophisticated financial forecasting models, preparing the annual budget, long-term strategic planning, cost analysis and SOX compliance.  From August 2001 to June 2006, Mr. Newton was Vasomedical’s Director of Budgets and Analysis.  In that capacity, his responsibilities included preparing annual budgets and forecasts, revenue, margin and cost analyses for management and the Company’s outside auditors, Board of Directors presentations, and preparation of the Company’s quarterly and annual SEC filings.  Prior positions included Controller of North American Telecommunications Corp,, Accounting Manager for Luitpold Pharmaceuticals, positions of increasing responsibility within the internal audit function of the Northrop Grumman Corporation and approximately three and one half years as an accountant for Deloitte Haskins & Sells, during which time Mr. Newton became a certified public accountant .  Mr. Newton holds a B.S. in Accounting from SUNY at Albany, and a B.S. in Mechanical Engineering from Hofstra University.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 1, 2010	VASOMEDICAL, INC. By: /s/ Jun Ma Jun Ma President and Chief Executive Officer